Exhibit 99.1

NMT Medical Announces Third-Quarter 2009 Financial Results

BOSTON--(BUSINESS WIRE)--October 29, 2009--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the quarter and nine months ended September 30, 2009.

Third-Quarter Results

Third-quarter 2009 total revenues were approximately $3.0 million compared with approximately $4.2 million for the quarter ended September 30, 2008.

Cardiac septal repair implant sales in North America for the third quarter of 2009 were approximately $2.3 million compared with approximately $3.0 million in the third quarter of 2008. Implant sales outside of North America in the third quarter of 2009 were approximately $700,000 compared with $1.1 million in the corresponding period of 2008.

For the third quarter of 2009, NMT narrowed its net loss to approximately $2.9 million, or $0.22 per share, compared with a net loss of approximately $4.4 million, or $0.33 per share, for the corresponding period in 2008.

Comments on the Quarter

“Total revenues were down approximately 28 percent year-over-year; however, given the number of ongoing clinical trials and competitive market conditions in Europe, they were in line with our expectations,” said President and Chief Executive Officer Frank Martin. “The challenging global economy, combined with the tightly managed hospital inventories, has continued to impact our sales performance. In addition, outside of North America we are continuing to transition from direct sales to distribution partnerships in several key markets while expanding into new territories. However, several of our recently established international territories are not yet contributing revenue due to the process to complete product registrations in those markets. Once this lengthy process is complete, we expect our expanded presence to drive revenues.”

“During the quarter we announced our decision to accelerate the data analysis timing of our pivotal U.S. patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) trial – CLOSURE I,” said Martin. “Upon the approval of the CLOSURE I Executive Committee and the U.S. Food and Drug Administration (FDA), we will now initiate the data analysis in April 2010, six months earlier than originally planned. We believe that commencing the data review in April 2010 will allow us to submit a Pre-Market Approval (PMA) application during the third quarter of 2010, assuming a positive outcome.”

Chief Operating Officer Richard E. Davis said, “Operationally, we continue to be effective at managing our capital resources and inventory levels while minimizing our expenses. We will continue to be aggressive in this area and make additional adjustments as appropriate. For the first nine months of 2009, we lowered our total operating costs by more than 20 percent, or more than $5 million. At September 30, 2009, cash and cash equivalents were approximately $9.0 million.”

Year-To-Date Results

Total revenues for the nine months ended September 30, 2009 were approximately $9.7 million compared with approximately $13.4 million for the same period in 2008.

Cardiac septal repair implant sales in North America for the first nine months of 2009 were approximately $7.0 million compared with approximately $8.7 million for the nine-month period ended September 30, 2008. Implant sales outside of North America were approximately $2.7 million for the nine-month period ended September 30, 2009 compared with approximately $4.7 million for the same period in 2008.

The net loss for the nine months ended September 30, 2009 was reduced to approximately $10.5 million, or $0.80 per share, compared with a net loss of approximately $13.9 million, or $1.07 per share, for the corresponding period in 2008.

Business Outlook

“Our CLOSURE I trial remains the top priority for NMT,” Martin said. “We anticipate that by the time we are prepared to submit our PMA during the third quarter of 2010, 100 percent of the randomized patient follow-up data will be available. We are all eager to better understand the possible connection between PFO and stroke and TIA. Management continues to be optimistic that the results will support PFO closure with our STARFlex® device for the stroke and TIA indication versus alternative treatments.”

“We are also confident that the steps we are taking to expand our presence overseas will contribute to increased sales and provide more significant long-term growth,” said Martin. “We recently entered into a distribution arrangement in Germany with Nicolai, a partner of the Werfen Group, a leading international distributor in the healthcare industry. We currently plan to continue executing this distribution strategy in a number of overseas markets in order to capitalize on these territories.”

Davis concluded, “We currently are expecting total revenues of $13 to $14 million for the full year 2009. Going forward, we will continue to carefully manage our capital while strategically funding our R&D efforts in order to maintain our technological leadership in the marketplace. We currently expect cash and cash equivalents at year-end to be approximately $6 million. In addition, we also have a $4 million credit facility available to us, which provides us with additional financial flexibility, but we will also continue to review financing alternatives to raise additional capital, if necessary.”

Conference Call Reminder

Management will conduct a conference call at 9:30 a.m. ET today to review the Company’s financial results and provide a business update. Individuals who are interested in listening to the live webcast should log on to the “Investors” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 709-8155 or (201) 689-8881. For interested individuals unable to join the live conference call, a replay will be archived for one year via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 31,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, clinical status, and outcome of the Company’s CLOSURE I trial, its bioabsorbable technology programs, the Company’s expected savings from cost reductions, the Company’s expected cash position and burn rate for 2009, revenue expectations for 2009, the success of our new distribution partnerships, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIA and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Product sales	$3,002,832	$4,153,590	9,662,446	13,418,495
Net royalty income	-	-	-	18,170
Total revenues	3,002,832	4,153,590	9,662,446	13,436,665

Costs and expenses:
Cost of product sales	1,195,081	1,546,064	4,021,087	4,362,167
Research and development	2,009,843	2,876,984	6,636,501	9,621,280
General and administrative	1,390,647	2,105,867	5,495,128	6,989,108
Selling and marketing	1,275,212	1,977,280	4,092,130	6,865,810
Total cost and expenses	5,870,783	8,506,195	20,244,846	27,838,365

Loss from operations	(2,867,951)	(4,352,605)	(10,582,400)	(14,401,700)

Other income (expense):
Currency transaction gain (loss)	11,231	(142,185)	13,964	(72,355)
Interest income	6,926	159,870	88,319	662,437
Total other income, net	18,157	17,685	102,283	590,082

Loss before income taxes	(2,849,794)	(4,334,920)	(10,480,117)	(13,811,618)

Income tax expense	9,571	16,302	29,966	57,972

Net loss	$(2,859,365)	$(4,351,222)	$(10,510,083)	$(13,869,590)

Basic & diluted loss per common share:	$(0.22)	$(0.33)	$(0.80)	$(1.07)

Basic & diluted weighted average common shares outstanding:	13,221,195	13,013,904	13,175,941	12,998,587

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	At September 30,	At December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$8,990,718	$4,899,179
Marketable securities	-	12,674,639
Accounts receivable, net	1,650,159	2,511,934
Inventories	1,781,794	2,018,173
Prepaid expenses and other current assets	1,256,598	1,212,947
Total current assets	13,679,269	23,316,872

Property and equipment, net	753,875	928,693

	$14,433,144	$24,245,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,975,765	$2,870,606
Accrued expenses	5,486,094	6,468,167
Total current liabilities	9,461,859	9,338,773

Long-term liabilities	548,614	507,426

Stockholders' equity:
Preferred stock, $.001 par value Authorized--3,000,000 shares Issued and outstanding--none	-	-
Common stock, $.001 par value Authorized--30,000,000 shares Issued and outstanding--13,268,294 and 13,122,391 shares in 2009 and 2008, respectively	13,268	13,122
Additional paid-in capital	53,084,690	52,659,855
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	-	(108,407)
Accumulated deficit	(48,555,687)	(38,045,604)
Total stockholders' equity	4,422,671	14,399,366

	$14,433,144	$24,245,565

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com